ISORAY ANNOUNCES APPOINTMENT OF NEW CFO, INTENT TO FILE FOR A LISTING ON AMEX AND INCREASE IN SEED PRICE

RICHLAND, Wash. - (BUSINESS WIRE) - Sept. 11, 2006 - IsoRay, Inc. (“IsoRay”) (OTCBB: ISRY), a medical isotope company focusing on brachytherapy solutions for prostate and other malignant tissue cancers through use of its proprietary Cesium-131 radioisotope, announced the appointment of Jonathan Hunt, formerly its Controller, as the Company's new Chief Financial Officer effective September 7, 2006. Mr. Hunt is succeeding Michael Dunlop as CFO. Mr. Dunlop is considering a new position as Vice-President of Planning and Facilities of IsoRay, with responsibility for opening and managing IsoRay's new manufacturing facilities in Idaho. "Michael played an integral role in the start-up and operation of the Company and willingly continued to serve as CFO during the Company’s transition into the public sector. We continue to believe he can serve as a valued member of the IsoRay management team”, said Roger Girard, IsoRay's CEO.

IsoRay also announced its intent to file for a listing on the American Stock Exchange within the next month. Management believes that a listing on the AMEX would improve liquidity for the Company's shareholders, but there can be no assurance that the Company's application, once filed, will be approved. “A listing on AMEX should assist the Company in obtaining additional market coverage and provide added liquidity to our shares,” said Roger Girard.

Effective October 1, 2006, the price paid by customers for IsoRay's Cesium-131 brachytherapy seed will increase from its current price of $55.00 to $59.00 per seed. Management is also pursuing discussions to expand into Europe, Russia and Asia.

About IsoRay

IsoRay, Inc., through its subsidiary, IsoRay Medical, Inc., is the sole producer of the Cesium-131 brachytherapy seed, used to treat prostate and other cancers. The Cesium-131 seed offers a significantly shorter half-life than the two other isotopes commonly used for brachytherapy, which results in a substantially faster delivery of therapeutic radiation, lower probability of cancer cell survival and reduction of the longevity of common brachytherapy side effects. IsoRay is based in Richland, Washington. More information is available about IsoRay at www.isoray.com.

Safe Harbor Statement

Statements in this news release about IsoRay’s future expectations, including: the advantages of our Cesium-131 seed, the opening of a second manufacturing facility in Idaho, its ability to obtain a listing on the American Stock Exchange and all other statements in this release, other than historical facts, are forward-looking statements. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as ongoing demand for our products necessitating a new facility, meeting the various criteria for AMEX listing and the credibility of such a listing with potential market makers, determining the level of demand for our products in Europe, Russia and Asia and the availability of joint venture partners, and the level of reimbursement to be obtained for our seeds from various federal/state agencies.